                                                               EXHIBIT 3(A)

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           STONE CONTAINER CORPORATION

                                 _______________

          Stone Container Corporation was originally incorporated under the name "S.C.C. Merger Corporation" by filing its original certificate of incorporation with the Secretary of State of the State of Delaware on April 14, 1987.

                                 _______________

          ARTICLE FIRST: The name of the corporation is Stone Container Corporation.

          ARTICLE SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

          ARTICLE THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          ARTICLE FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 210,000,000 shares, consisting of:

     10,000,000 shares of preferred stock of the par value of $.01 per share ("Preferred Stock"); and

     200,000,000 shares of common stock of the par value of $.01 per share ("Common Stock").

          The designations, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such stock shall be as follows:


                                        I

                                 PREFERRED STOCK

          The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and




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such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation or by the General Corporation Law of the State of Delaware.

          Without limiting the authority of the Board of Directors to adopt further Preferred Stock Designations from time to time, as of the date of this Restated Certificate of Incorporation, the Corporation has authorized the issuance of the following series of Preferred Stock with the designation, number of shares, relative rights, preferences and limitations as follows:


     A.   SERIES D JUNIOR PARTICIPATING PREFERRED STOCK

          Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series D Junior Participating Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be 2,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; PROVIDED, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series D Preferred Stock.

          Section 2.     DIVIDENDS AND DISTRIBUTIONS.

          (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share, of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of

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Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year (each such date being referred to in this subpart IA as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b) The Corporation shall declare a dividend or distribution on the Series D Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series D Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from

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the date of issue of such shares, or unless the date of issue is a Quarterly
Dividend Payment Date or is a date after the record date for determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          Section 3. VOTING RIGHTS. The holders of shares of Series D Preferred Stock shall have the following voting rights:

          (a) Subject to the provision for adjustment hereinafter set forth, each share of Series D Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b) Except as otherwise provided in this subpart IA, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (c) Except as set forth in this subpart IA, or as otherwise provided by law, holders of Series D Preferred Stock

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shall have no special voting rights and their consent shall not be required
(except to the extent they are entitled to vote with holders of Common Stock as set forth in this subpart IA) for taking any corporate action.

          Section 4.     CERTAIN RESTRICTIONS.

          (a) Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock;

          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series D Preferred Stock; or

          (iv) redeem or purchase or otherwise acquire for consideration any shares of Series D Preferred Stock, or any shares of stock ranking on a parity with the Series D Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

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          (b)  The Corporation shall not permit any subsidiary of the
Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5. REACQUIRED SHARES. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in this subpart IA or in any Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

          Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received $1 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series D Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except distributions made ratably on the Series D Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the

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denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series D Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8. NO REDEMPTION. The shares of Series D Preferred Stock shall not be redeemable.

          Section 9. RANK. The Series D Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

          Section 10. AMENDMENT. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting together as a single class.

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     B.  SERIES E CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

          Section 1.     DESIGNATION OF AMOUNT.    The shares of such series
shall be designated as "Series E Cumulative Convertible Exchangeable Preferred Stock" (the "Series E Preferred Stock") and the authorized number of shares constituting such series shall be 4,600,000. The par value of the Series E Preferred Stock shall be $.01 per share.

          Section 2.     DIVIDENDS.

          (a) The holders of shares of the Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends on the shares of the Series E Preferred Stock at the rate of $1.75 per annum per share, and no more, payable in equal quarterly installments on February 15, May 15, August 15, and November 15 in each year, commencing May 15, 1992. Such dividends shall be cumulative from the date of original issue of each share of the Series E Preferred Stock. Each such dividend shall be paid to the holders of record of the shares of the Series E Preferred Stock as they appear on the share register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. If a holder converts a share or shares of the Series E Preferred Stock after the close of business on the record date for a dividend and before the opening of business on the payment date for such dividend, then, pursuant to Section 6 hereof, the holder will be required to pay to the Corporation at the time of such conversion the amount of such dividend.

          (b) If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of the Series E Preferred Stock and shares of any other Preferred Stock ranking on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon shares of the Series E Preferred Stock and of any other Preferred Stock ranking on a parity as to dividends shall be paid or declared PRO RATA so that in all cases the amount of dividends paid or declared per share on the Series E Preferred Stock and such other shares of Preferred Stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of the Series E Preferred Stock and such other shares of Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the shares of the Series E Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no dividends (other than dividends in shares of the Common Stock or in shares of any other capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends) shall be paid or declared and set aside for payment or other distribution made upon the Corporation's Common Stock, par value $.01 per share, or any other capital stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to dividends, nor shall any shares of the Common Stock or shares of any other capital stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends). Holders of shares of the Series E Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of the Series E Preferred Stock that may be in arrears.

          The terms "accrued dividends," "dividends accrued" and "dividends in arrears," whenever used in this subpart IB with reference to shares of Preferred Stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such Preferred Stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of Preferred Stock.

          (c) Dividends payable on the shares of the Series E Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

          Section 3.       OPTIONAL REDEMPTION.

          (a) The shares of the Series E Preferred Stock will be redeemable at the option of the Corporation by resolution of its Board of Directors, in whole or from time to time in part, at any time on or after February 16, 1996, subject to the limitations set forth below, at the following redemption prices per share plus, in each case, all dividends accrued and unpaid on the shares of the Series E Preferred Stock up to the date fixed for redemption, upon giving notice as provided hereinbelow:

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

If redeemed during
the twelve-month
period beginning
February 15,                                 Price
- -----------------                            -----
1996  . . . . . . . . . . . . . . . . .     $26.050
1997  . . . . . . . . . . . . . . . . .      25.875
1998  . . . . . . . . . . . . . . . . .      25.700
1999  . . . . . . . . . . . . . . . . .      25.525
2000  . . . . . . . . . . . . . . . . .      25.350
2001  . . . . . . . . . . . . . . . . .      25.175
2002 and thereafter . . . . . . . . . .      25.000


          (b) If less than all of the outstanding shares of the Series E Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

          (c) At least 30 days but not more than 60 days prior to the date fixed for the redemption of shares of the Series E Preferred Stock, a written notice shall be mailed to each holder of record of shares of the Series E Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Series E Redemption Date"), and calling upon such holder to surrender to the Corporation on the Series E Redemption Date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Series E Redemption Date each holder of shares of the Series E Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Series E Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all dividends on the shares of the Series E Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the Series E Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation prior to the Series E Redemption Date may deposit the redemption price (including all accrued and unpaid dividends up to the Series E Redemption Date) of shares of the Series E Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, the City of Chicago, State of Illinois, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of shares of the Series E Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Series E Redemption Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Series E Redemption
Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such shares of the Series E Preferred Stock at the end of two years after the Series E Redemption Date shall be returned by such bank or trust company to the Corporation.

          (d) Shares of the Series E Preferred Stock redeemed, repurchased or retired pursuant to the provisions of this Section 3 or surrendered to the Corporation upon conversion or exchange shall thereupon be retired and may not be reissued as shares of the Series E Preferred Stock but shall thereafter have the status of authorized but unissued shares of the Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of the Preferred Stock.

          Section 4.     VOTING RIGHTS.

          (a) Except as otherwise provided in Section 4(b), 7(b) or 9, or as required by law, the holders of shares of the Series E Preferred Stock shall not be entitled to vote on any matter on which the holders of any voting securities of the Corporation shall be entitled to vote.

          (b) In the event that the Corporation shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of the Series E Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive (a "Series E Preferential Dividend Non-Payment"), the number of directors of the Corporation shall be increased by two and the holders of outstanding shares of the Series E Preferred Stock, voting together as a class with all other classes or series of preferred stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock with respect to dividends and then entitled to vote on the election of such additional directors, shall be entitled to elect such additional directors until the full dividends accumulated on all outstanding shares of the Series E Preferred Stock have been declared and paid or set apart for payment. Upon the occurrence of a Series E Preferential Dividend Non-Payment, the Board of Directors shall within a reasonable period call a special meeting of the holders of shares of the Series E Preferred Stock and all holders of other classes or series of Preferred Stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock with respect to the payment of dividends who are then entitled to vote on the election of such additional directors for the purpose of electing the additional directors provided by the foregoing provisions. If and when all accumulated dividends on the shares of the Series E Preferred Stock have been declared and paid or set aside for payment in full, the holders of shares of the Series E Preferred Stock shall be divested of the special voting rights provided by this Section 4(b), subject to revesting in the event of each and every subsequent Series E Preferential Dividend Non-Payment. Upon termination of such special voting rights attributable to all holders of shares of the Series E Preferred Stock and shares of any other class or series of Preferred Stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock with respect to payment of dividends, the term of office of each director elected by the holders of shares of the Series E Preferred Stock and such junior or parity Preferred Stock (a "Preferred Stock Director") pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of the Series E Preferred Stock and all other series of Preferred Stock ranking junior to or on a parity with the Series E Preferred Stock with respect to the payment of dividends who were entitled to vote in such Preferred Stock Director's election, voting as a separate class, at a meeting called for such purpose. So long as a Series E Preferential Dividend Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by vote of the holders of record of a majority of the outstanding shares of the Series E Preferred Stock and all other series of Preferred Stock ranking junior to or on a parity with the Series E Preferred Stock with respect to the payment of dividends who are then entitled to vote in the election of such Preferred Stock Directors as provided above. As long as the Series E Preferential Dividend Non-Payment shall continue, holders of shares of the Series E Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal


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

of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such stockholders by law with respect to any other matter to be acted upon by the stockholders of the Corporation.

          Section 5.     LIQUIDATION RIGHTS.

          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series E Preferred Stock shall be entitled to receive, in cash, out of the remaining net assets of the Corporation, the amount of Twenty-Five Dollars ($25.00) for each share of the Series E Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of shares of the Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series E Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of the Series E Preferred Stock and all other classes and series of Preferred Stock ranking (as to any such distribution) on a parity with the Series E Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of the Series E Preferred Stock and such other classes and series of Preferred Stock ranking (as to any such distribution) on a parity with the Series E Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

          (b) For purposes of this Section 5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; PROVIDED, HOWEVER, that, in each case, effective provision is made in the certificate or incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of the Series E Preferred Stock.

          (c) After the payment of the full preferential amounts provided for in this subpart IB to the holders of shares of the Series E Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

          Section 6.     CONVERSION.

          (a) Holders of shares of the Series E Preferred Stock shall have the right, exercisable at any time and from time to time, except in the case of shares of the Series E Preferred Stock called for redemption or to be exchanged for Series E Debentures (as described in Section 7 hereof), to convert all or any such shares of the Series E Preferred Stock into shares of the Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at the conversion price of $34.62 per share of the Common Stock (equivalent to a conversion rate of .722 shares of the Common Stock for each share of the Series E Preferred Stock so converted), subject to adjustment as described below. In the case of shares of the Series E Preferred Stock called for redemption or to be exchanged for Series E Debentures (as described in Section 7 hereof), conversion rights will expire at the close of business on the last business day preceding the Series E Redemption Date or the last business day preceding the Series E Exchange Date (as hereinafter defined), as the case may be. Notice of an optional redemption or exchange must be mailed not less than 30 days and not more than 60 days prior to the Series E Redemption Date or Series E Exchange Date, as the case may be. Upon conversion or exchange, no adjustment or payment will be made for dividends or interest, but if any holder surrenders a share of the Series E Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such share on such record date. In such event, such share, when surrendered for conversion, must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the share so converted.


          (b) Any holder of a share or shares of the Series E Preferred Stock electing to convert such share or shares thereof shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Stock, with the form of notice of election to convert as the Corporation shall prescribe fully completed and duly executed and (if so required by the Corporation or any conversion agent) accompanied by instruments of transfer in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to
Section 6(a) or 6(d) hereof. The conversion right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds, or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Stock upon said date.

          (c) No fractional shares of the Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series E Preferred Stock. If more than one share of the Series E Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of the Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series E Preferred Stock so surrendered. Instead of any fractional shares of the Common Stock which would otherwise be issuable upon conversion of any shares of the Series E Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price for the Common Stock on the last business day preceding the date of conversion. The closing price for such day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Stock is not quoted on NASDAQ or any comparable system, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.
          (d) If a holder converts a share or shares of the Series E Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation payment thereof) if the shares are to be issued in a name other than the name of such holder and shall pay to the Corporation any amount required by the last sentence of Section 6(a) hereof.

          (e) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of the Common Stock enough shares of the Common Stock to permit the conversion of the then outstanding shares of the Series E Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of the Series E Preferred Stock shall be validly issued, fully paid and nonassessable. In order that the Corporation may issue shares of the Common Stock upon conversion of shares of the Series E Preferred Stock, the Corporation will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such shares of the Common Stock to be issued upon conversion on each securities exchange on which the Common Stock is listed.

          (f) The conversion rate in effect at any time shall be subject to adjustment from time to time as follows:

               (i) In case the Corporation shall (1) pay a dividend in shares of the Common Stock to holders of the Common Stock, (2) make a distribution in shares of the Common Stock to holders of the Common Stock, (3) subdivide the outstanding shares of the Common Stock into a greater number of shares of the Common Stock or (4) combine the outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of the Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of the Common Stock which he would have owned immediately following such action had such shares of the Series E Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this Section 6(f)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

               (ii) In case the Corporation shall issue rights or warrants to substantially all holders of the Common Stock entitling them (for a period commencing no earlier than the record date for the determination of holders of the Common Stock entitled to receive such rights or warrants and expiring not more than 45 days after such record date) to subscribe for or purchase shares of the Common Stock (or securities convertible into shares of the Common Stock) at a price per share less than the current market price (as determined pursuant to Section 6(f)(iv)) of the Common Stock on such record date, the number of shares of the Common Stock into which each share of the Series E Preferred Stock shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of shares of the Common Stock into which such share of the Series E Preferred Stock was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of the Common Stock outstanding on such record date plus the number of additional shares of the Common Stock offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of the Common Stock outstanding on such record date, plus the number of shares of the Common Stock which the aggregate offering price of the offered shares of the Common Stock (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price. Such adjustments shall become effective immediately after such record date.

               (iii) In case the Corporation shall distribute to all holders of the Common Stock shares of any class of capital stock other than the Common Stock, evidences of indebtedness or other assets (other than cash dividends out of current or retained earnings), or shall distribute to substantially all holders of the Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 6(f)(ii)), then in each such case the number of shares of the Common Stock into which each share of the Series E Preferred Stock shall be convertible shall be adjusted so that the same shall equal the number determined by multiplying the number of shares of the Common Stock into which such share of the Series E Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price (determined as provided in Section 6(f)(iv)) of the Common Stock on the record date mentioned below, and of which the denominator shall be such current market price of the Common Stock, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of the Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of the Common Stock entitled to receive such distribution. Notwithstanding the foregoing, in the event that the Corporation shall distribute rights or warrants (other than those referred to in Section 6(f)(ii)) ("Rights") pro rata to holders of the Common Stock, the Corporation may, in lieu of making any adjustment pursuant to this Section 6(f)(iii), make proper provision so that each holder of a share of Series E Preferred Stock who converts such share after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of the Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of the Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of the Common Stock into which a share of the Series E Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

               (iv) The current market price per share of the Common Stock on any date shall be deemed to be the average of the daily closing prices for thirty consecutive trading days commencing forty-five trading days before the day in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system, or if the Common Stock is not quoted on NASDAQ or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

               (v) In any case in which this Section 6 shall require that an adjustment be made immediately following a record date, the Corporation may elect to defer (but only until five business days following the mailing of the notice described in Section 6(j)) issuing to the holder of any share of the Series E Preferred Stock converted after such record date the shares of the Common Stock and other capital stock of the Corporation issuable upon such conversion over and above the shares of the Common Stock and other capital stock of the Corporation issuable upon such conversion only on the basis of the conversion rate prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

          (g) No adjustment in the conversion rate shall be required until cumulative adjustments result in a concomitant change of 1% or more of the conversion price as existed prior to the last adjustment of the conversion rate; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 6(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

          (h)  In the event that, as a result of an adjustment made pursuant to
Section 6(f), the holder of any share of the Series E Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the Series E Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6.

          (i) The Corporation may make such increases in the conversion rate, in addition to those required by Sections 6(f)(i), (ii) and (iii), as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients thereof.

          (j) Whenever the conversion rate is adjusted, the Corporation shall promptly mail to all holders of record of shares of the Series E Preferred Stock a notice of the adjustment.

          (k)  In the event that:

               (i) the Corporation takes any action which would require an adjustment in the conversion rate,

              (ii) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation and stockholders of the Corporation must approve the transaction, or

             (iii)  there is a dissolution or liquidation of the Corporation,

a holder of shares of the Series E Preferred Stock may wish to convert some or all of such shares into shares of the Common Stock prior to the record date for, or the effective date of, the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of the Common Stock on that date may receive. Therefore, the Corporation shall mail to holders of shares of the Series E Preferred Stock a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least 10 days before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (i), (ii) or (iii) of this Section 6(k).

          (l) If any of the following shall occur, namely: (i) any reclassification or change of outstanding shares of the Common Stock issuable upon conversion of shares of the Series E Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of the Common Stock or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its certificate of incorporation or other charter document that each share of the Series E Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of the Common Stock deliverable upon conversion of such share of the Series E Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such certificate of incorporation or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 6. The foregoing, however, shall not in any way affect the right a holder of a share of the Series E Preferred Stock may otherwise have, pursuant to clause (ii) of the last sentence of Section 6(f)(iii), to receive Rights upon conversion of a share of the Series E Preferred Stock. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of the Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Series E Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 6(l) shall similarly apply to successive consolidations, mergers, sales or conveyances.

          Section 7.     EXCHANGE.

          (a) REQUIREMENTS OF EXCHANGE. At the Corporation's option, all, but not less than all, of the then outstanding shares of the Series E Preferred Stock may be exchanged on any dividend payment date commencing February 15, 1994, subject to certain conditions stated in the immediately following sentence, for the Corporation's 7% Convertible Subordinated Exchange Debentures due 2007 (the "Series E Debentures") to be issued pursuant to an indenture (the "Series E Indenture") substantially in the form of Exhibit 4(d) to the Corporation's Registration Statement on Form S-3 (Registration No. 33-45374), as amended, declared effective by the Securities and Exchange Commission on February 11, 1992, at an exchange rate of $25.00 principal amount of the Series E Debentures for each share of the Series E Preferred Stock. Such exchange may be made only if, at the time of exchange (i) the Series E Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, (ii) there shall be no dividend arrearage (including the dividend payable on the date of exchange) on the shares of the Series E Preferred Stock, and (iii) no Event of Default (as defined in the Series E Indenture) under the Series E Indenture shall have occurred and be continuing. In the event that such exchange would result in the issuance of a Series E Debenture in a principal amount which is not an integral multiple of $1,000, the difference between such principal amount and the highest integral multiple of $1,000 (which may be zero) which is less than such principal amount shall be paid to the holder in cash.

          (b) NOTICE OF EXCHANGE. The Corporation will mail to each holder of record of shares of the Series E Preferred Stock written notice of its intention to exchange not less than 30 nor more than 60 days prior to the date fixed for the exchange (the "Series E Exchange Date"). Each such notice shall state: (i) the Series E Exchange Date, (ii) the place or places where certificates for such shares of the Series E Preferred Stock are to be surrendered for exchange into Series E Debentures, and (iii) that dividends on the shares of the Series E Preferred Stock to be exchanged will cease to accrue on such Series E Exchange Date. Prior to giving notice of intention to exchange, the Corporation shall execute and deliver to a bank or trust company selected by the Corporation, and qualify under the Trust

Indenture Act of 1939, as amended, the Series E Indenture in substantially the form filed as an exhibit to the Registration Statement referred to above with such changes as may be required by law or usage. Except as may be otherwise required by applicable law, the form of the Series E Indenture may not be amended or supplemented before the Series E Exchange Date without the affirmative vote or consent of the holders of two-thirds (2/3) of the outstanding shares of the Series E Preferred Stock, except for those changes which would not adversely affect the legal rights of the holders. The Corporation will cause the Series E Debentures to be authenticated on the dividend payment date on which the exchange is effective, and the Corporation will pay interest on the Series E Debentures at the rate and on the dates specified in such Series E Indenture from and after the Series E Exchange Date.

          (c) RIGHTS AFTER SERIES E EXCHANGE DATE. If notice has been mailed as aforesaid, from and after the Series E Exchange Date (unless default shall be made by the Corporation in issuing Series E Debentures in exchange for, or in making the final dividend payment on, the outstanding shares of the Series E Preferred Stock on the Series E Exchange Date), dividends on the shares of the Series E Preferred Stock shall cease to accrue, and such shares shall no longer be deemed to be issued and outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Series E Debentures) shall cease and terminate. Upon surrender in accordance with said notice of the certificates for any shares of the Series E Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be exchanged by the Corporation into Series E Debentures as aforesaid. Dividends due on the quarterly dividend payment date on which the exchange is effected will be mailed to holders in the regular course.

          Section 8. RANKING. With regard to rights to receive dividends and distributions upon dissolution of the Corporation, the Series E Preferred Stock shall rank prior to Series D Junior Participating Preferred Stock of the Corporation and the Common Stock.

          Section 9.     LIMITATIONS.   In addition to any other rights provided
by applicable law, so long as any shares of the Series E Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds (2/3) of the outstanding shares of the Series E Preferred Stock, voting separately,

               (a) create, authorize or issue any class or series of capital stock ranking either as to payment of dividends or distribution of assets upon liquidation prior to the Series E Preferred Stock; or

               (b) change the preferences, rights or powers with respect to the Series E Preferred Stock so as to affect the Series E Preferred Stock adversely;

but (except as otherwise required by applicable law) nothing in this subpart IB contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized shares of the Common Stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and in liquidation, junior to or on a parity with the Series E Preferred Stock; PROVIDED, HOWEVER, that no such vote or written consent of the holders of the shares of the Series E Preferred Stock shall be required if, at or prior to the time when the issuance of any such shares ranking prior to the Series E Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all the then outstanding shares of the Series E Preferred Stock; and PROVIDED, FURTHER, that the provisions of this Section 9 shall not in any way limit the right and power of the Corporation to issue its currently authorized but unissued shares or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

          Section 10.    NO PREEMPTIVE RIGHTS.    No holder of shares of the
Series E Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.


     C.  SERIES F CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

          Section 1.     DESIGNATION OF AMOUNT.   The shares of such series
shall be designated as "Series F Cumulative Convertible Exchangeable Preferred Stock" (the "Series F Preferred Stock") and the authorized number of shares constituting such series shall be 400,000. The par value of the Series F Preferred Stock shall be $.01 per share.

          Section 2.     DIVIDENDS.

          (a) The holders of shares of the Series F Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends on the shares of the Series F Preferred Stock at the rate of $7.00 per annum per share, and no more, payable in equal quarterly installments on March 15, June 15, September 15, and December 15 in each year, commencing on the first dividend date subsequent to the original issuance of the Series F Preferred Stock. Such dividends shall be cumulative from the date of original issue of each share of the Series F Preferred Stock. Each such dividend shall be paid to the holders of record of the shares of the Series F Preferred Stock as they appear on the share register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. If a holder converts a share or shares of the Series F Preferred Stock after the close of business on the record date for a dividend and before the opening of business on the payment date for such dividend, then, pursuant to Section 6 hereof, the holder will be required to pay to the Corporation at the time of such conversion the amount of such dividend.

          (b) If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of the Series F Preferred Stock and shares of any other Preferred Stock ranking on a parity as to dividends with the Series F Preferred Stock, all dividends declared upon shares of the Series F Preferred Stock and of any other Preferred Stock ranking on a parity as to dividends shall be paid or declared PRO RATA so that in all cases the amount of dividends paid or declared per share on the Series F Preferred Stock and such other shares of Preferred Stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of the Series F Preferred Stock and such other shares of Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the shares of the Series F Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no dividends (other than dividends in shares of the Common Stock or in shares of any other capital stock of the Corporation ranking junior to the Series F Preferred Stock as to dividends) shall be paid or declared and set aside for payment or other distribution made upon the Corporation's Common Stock, par value $.01 per share, or any other capital stock of the Corporation ranking junior to or on a parity with the Series F Preferred Stock as to dividends, nor shall any shares of the Common Stock or shares of any other capital stock of the Corporation ranking junior to or on a parity with the Series F Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the Series F Preferred Stock as to dividends). Holders of shares of the Series F Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as in this subpart IC provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of the Series F Preferred Stock that may be in arrears.

          The terms "accrued dividends," "dividends accrued" and "dividends in arrears," whenever used in this subpart IC with reference to shares of Preferred Stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such Preferred Stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of Preferred Stock.

          (c) Dividends payable on the shares of the Series F Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period for which payable.

          Section 3.       OPTIONAL REDEMPTION.

          (a) The shares of the Series F Preferred Stock will be redeemable at the option of the Corporation by resolution of its Board of Directors, in whole or from time to time in part, at any time on or after the date which is 48 months after the original issuance, subject to the limitations set forth below, at the following redemption prices per share plus, in each case, all dividends accrued and unpaid on the shares of the Series F Preferred Stock up to the date fixed for redemption, upon giving notice as provided hereinbelow:

If redeemed during the twelve-month period beginning after the date which is 48 months after the original issuance as follows:


                                                                  Price
                                                                 -------
after the 48th month up to and including the 60th month          $104.20
after the 60th month up to and including the 72nd month           103.50
after the 72nd month up to and including the 84th month           102.80
after the 84th month up to and including the 96th month           102.10
after the 96th month up to and including the 108th month          101.40
after the 108th month up to and including the 120th month         100.70
after the 120th month and thereafter                              100.00


          (b) If less than all of the outstanding shares of the Series F Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

          (c) At least 30 days but not more than 60 days prior to the date fixed for the redemption of shares of the Series F Preferred Stock, a written notice shall be mailed to each holder of record of shares of the Series F Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Series F Redemption Date"), and calling upon such holder to surrender to the Corporation on the Series F Redemption Date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Series F Redemption Date each holder of shares of the Series F Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Series F Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all dividends on the shares of the Series F Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the Series F Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation prior to the Series F Redemption Date may deposit the redemption price (including all accrued and unpaid dividends up to the Series F Redemption Date) of shares of the Series F Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, the City of Chicago, State of Illinois, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of shares of the Series F Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Series F Redemption
Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Series F Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such shares of the Series F Preferred Stock at the end of two years after the Series F Redemption Date shall be returned by such bank or trust company to the Corporation.

          (d) Shares of the Series F Preferred Stock redeemed, repurchased or retired pursuant to the provisions of this Section 3 or surrendered to the Corporation upon conversion or exchange shall thereupon be retired and may not be reissued as shares of the Series F Preferred Stock but shall thereafter have the status of authorized but unissued shares of the Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of the Preferred Stock.

          Section 4.     VOTING RIGHTS.

          (a) Except as otherwise provided in Section 4(b), 7(b) or 9, or as required by law, the holders of shares of the Series F Preferred Stock shall not be entitled to vote on any matter on which the holders of any voting securities of the Corporation shall be entitled to vote.

          (b) In the event that the Corporation shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of the Series F Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive (a "Series F Preferential Dividend Non-Payment"), the number of directors of the Corporation shall be increased by two and the holders of outstanding shares of the Series F Preferred Stock, voting together as a class with all other classes or series of Preferred Stock of the Corporation ranking junior to or on a parity with the Series F Preferred Stock with respect to dividends and then entitled to vote on the election of such additional directors, shall be entitled to elect such additional directors until the full dividends accumulated on all outstanding shares of the Series F Preferred Stock have been declared and paid or set apart for payment. Upon the occurrence of a Series F Preferential Dividend Non-Payment, the Board of Directors shall within a reasonable period call a special meeting of the holders of shares of the Series F Preferred Stock and all holders of other classes or series of Preferred Stock of the Corporation ranking junior to or on a parity with the Series F Preferred Stock with respect to the payment of dividends who are then entitled to vote on the election of such additional directors for the purpose of electing the additional directors provided by the foregoing provisions. If and when all accumulated dividends on the shares of the Series F Preferred Stock have been declared and paid or set aside for payment in full, the holders of shares of the Series F Preferred Stock shall be divested of the special voting rights provided by this Section 4(b), subject to revesting in the event of each and every subsequent Series F Preferential Dividend Non-Payment. Upon termination of such special voting rights attributable to all holders of shares of the Series F Preferred Stock and shares of any other class or series of Preferred Stock of the Corporation ranking junior to or on a parity with the Series F Preferred Stock with respect to payment of dividends, the term of office of each director elected by the holders of shares of the Series F Preferred Stock and such junior or parity Preferred Stock (a "Preferred Stock Director") pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of the Series F Preferred Stock and all other series of Preferred Stock ranking junior to or on a parity with the Series F Preferred Stock with respect to the payment of dividends who were entitled to vote in such Preferred Stock Director's election, voting as a separate class, at a meeting called for such purpose. So long as a Series F Preferential Dividend Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by vote of the holders of record of a majority of the outstanding shares of the Series F Preferred Stock and all other series of Preferred Stock ranking junior to or on a parity with the Series F Preferred Stock with respect to the payment of dividends who are then entitled to vote in the election of such Preferred Stock Directors as provided above. As long as the Series F Preferential Dividend Non-Payment shall continue, holders of shares of the Series F Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such stockholders by law with respect to any other matter to be acted upon by the stockholders of the Corporation.

          Section 5.     LIQUIDATION RIGHTS.

          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series F Preferred Stock shall be entitled to receive, in cash, out of the remaining net assets of the Corporation, the amount of One Hundred Dollars ($100.00) for each share of the Series F Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of shares of the Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series F Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of the Series F Preferred Stock and all other classes and series of Preferred Stock ranking (as to any such distribution) on a parity with the Series F Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of the Series F Preferred Stock and such other classes and series of Preferred Stock ranking (as to any such distribution) on a parity with the Series F Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

          (b) For purposes of this Section 5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; PROVIDED, HOWEVER, that, in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of the Series F Preferred Stock.

          (c) After the payment of the full preferential amounts provided for in this subpart IC to the holders of shares of the Series F Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

          Section 6.     CONVERSION.

          (a) Holders of shares of the Series F Preferred Stock shall have the right, exercisable at any time and from time to time, except in the case of shares of the Series F Preferred Stock called for redemption or to be exchanged for Series F Debentures (as described in Section 7 hereof), to convert all or any such shares of the Series F Preferred Stock into shares of the Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at a conversion rate of 5.4283 shares of the Common Stock for each share of the Series F Preferred Stock (equivalent to a conversion price of $18.422 per share of the Common Stock), subject to adjustment as described below. In the case of shares of the Series F Preferred Stock called for redemption or to be exchanged for Series F Debentures (as described in Section 7 hereof), conversion rights will expire at the close of business on the last business day preceding the Series F Redemption Date or the last business day preceding the Series F Exchange Date (as hereinafter defined), as the case may be. Notice of an optional redemption or exchange must be mailed not less than 30 days and not more than 60 days prior to the Series F Redemption Date or Series F Exchange Date, as the case may be.
Upon conversion or exchange, no adjustment or payment will be made for dividends or interest, but if any holder surrenders a share of the Series F Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such share on such record date. In such event, such share, when surrendered for conversion, must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the share so converted.

          (b) Any holder of a share or shares of the Series F Preferred Stock electing to convert such share or shares thereof shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Stock, with the form of notice of election to convert as the Corporation shall prescribe fully completed and duly executed and (if so required by the Corporation or any conversion agent) accompanied by instruments of transfer in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to
Section 6(a) or 6(d) hereof. The conversion right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds, or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Stock upon said date.

          (c) No fractional shares of the Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series F Preferred Stock. If more than one share of the Series F Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of the Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series F Preferred Stock so surrendered. Instead of any fractional shares of the Common Stock which would otherwise be issuable upon conversion of any shares of the Series F Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price for the Common Stock on the last business day preceding the date of conversion. The closing price for such day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Stock is not quoted on NASDAQ or any comparable system, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.

          (d) If a holder converts a share or shares of the Series F Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation payment thereof) if the shares are to be issued in a name other than the name of such holder and shall pay to the Corporation any amount required by the last sentence of Section 6(a) hereof.

          (e) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of the Common Stock enough shares of the Common Stock to permit the conversion of the then outstanding shares of the Series F Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of the Series F Preferred Stock shall be validly issued, fully paid and nonassessable. In order that the Corporation may issue shares of the Common Stock upon conversion of shares of the Series F Preferred Stock, the Corporation will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such shares of the Common Stock to be issued upon conversion on each securities exchange on which the Common Stock is listed.

          (f) The conversion rate in effect at any time shall be subject to adjustment from time to time as follows:

               (i) In case the Corporation shall (1) pay a dividend in shares of the Common Stock to holders of the Common Stock, (2) make a distribution in shares of the Common Stock to holders of the Common Stock, (3) subdivide the outstanding shares of the Common Stock into a greater number of shares of the Common Stock or (4) combine the outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of the Series F Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of the Common Stock which he would have owned immediately following such action had such shares of the Series F Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this Section 6(f)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

               (ii) In case the Corporation shall issue rights or warrants to substantially all holders of the Common Stock entitling them (for a period commencing no earlier than the record date for the determination of holders of the Common Stock entitled to receive such rights or warrants and expiring not more than 45 days after such record date) to subscribe for or purchase shares of the Common Stock (or securities convertible into shares of the Common Stock) at a price per share less than the current market price (as determined pursuant to Section 6(f)(iv)) of the Common Stock on such record date, the number of shares of the Common Stock into which each share of the Series F Preferred Stock shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of shares of the Common Stock into which such share of the Series F Preferred Stock was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of the Common Stock outstanding on such record date plus the number of additional shares of the Common Stock offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of the Common Stock outstanding on such record date, plus the number of shares of the Common Stock which the aggregate offering price of the offered shares of the Common Stock (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price. Such adjustments shall become effective immediately after such record date.

               (iii) In case the Corporation shall distribute to all holders of the Common Stock shares of any class of capital stock other than the Common Stock, evidences of indebtedness or other assets (other than cash dividends out of current or retained earnings), or shall distribute to substantially all holders of the Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 6(f)(ii)), then in each such case the number of shares of the

          Common Stock into which each share of the Series F Preferred Stock shall be convertible shall be adjusted so that the same shall equal the number determined by multiplying the number of shares of the Common Stock into which such share of the Series F Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price (determined as provided in Section 6(f)(iv)) of the Common Stock on the record date mentioned below, and of which the denominator shall be such current market price of the Common Stock, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of the Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of the Common Stock entitled to receive such distribution. Notwithstanding the foregoing, in the event that the Corporation shall distribute rights or warrants (other than those referred to in Section 6(f)(ii)) ("Rights") pro rata to holders of the Common Stock, the Corporation may, in lieu of making any adjustment pursuant to this Section 6(f)(iii), make proper provision so that each holder of a share of Series F Preferred Stock who converts such share after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of the Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of the Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of the Common Stock into which a share of the Series F Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

               (iv) The current market price per share of the Common Stock on any date shall be deemed to be the average of the daily closing prices for thirty consecutive trading days commencing forty-five trading days before the day in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system, or if the Common Stock is not quoted on NASDAQ or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

               (v) In any case in which this Section 6 shall require that an adjustment be made immediately following a record date, the Corporation may elect to defer (but only until five business days following the mailing of the notice described in Section 6(j)) issuing to the holder of any share of the Series F Preferred Stock converted after such record date the shares of the Common Stock and other capital stock of the Corporation issuable upon such conversion over and above the shares of the Common Stock and other capital stock of the Corporation issuable upon such conversion only on the basis of the conversion rate prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

          (g) No adjustment in the conversion rate shall be required until cumulative adjustments result in a concomitant change of 1% or more of the conversion price as existed prior to the last adjustment of the conversion rate; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 6(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

          (h)  In the event that, as a result of an adjustment made pursuant to
Section 6(f), the holder of any share of the Series F Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the Series F Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6.

          (i) The Corporation may make such increases in the conversion rate, in addition to those required by Sections 6(f)(i), (ii) and (iii), as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients thereof.

          (j) Whenever the conversion rate is adjusted, the Corporation shall promptly mail to all holders of record of shares of the Series F Preferred Stock a notice of the adjustment.

          (k)  In the event that:

               (i) the Corporation takes any action which would require an adjustment in the conversion rate,

              (ii) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation and stockholders of the Corporation must approve the transaction, or

             (iii)  there is a dissolution or liquidation of the Corporation,

a holder of shares of the Series F Preferred Stock may wish to convert some or all of such shares into shares of the Common Stock prior to the record date for, or the effective date of, the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of the Common Stock on that date may receive. Therefore, the Corporation shall mail to holders of shares of the Series F Preferred Stock a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least 10 days before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (i), (ii) or (iii) of this Section 6(k).

          (l) If any of the following shall occur, namely: (i) any reclassification or change of outstanding shares of the Common Stock issuable upon conversion of shares of the Series F

Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of the Common Stock or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its certificate of incorporation or other charter document that each share of the Series F Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of the Common Stock deliverable upon conversion of such share of the Series F Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such certificate of incorporation or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The foregoing, however, shall not in any way affect the right a holder of a share of the Series F Preferred Stock may otherwise have, pursuant to clause (ii) of the last sentence of
Section 6(f)(iii), to receive Rights upon conversion of a share of the Series F Preferred Stock. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of the Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Series F Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 6(l) shall similarly apply to successive consolidations, mergers, sales or conveyances.

          Section 7.     EXCHANGE.

          (a) REQUIREMENTS OF EXCHANGE. At the Corporation's option and provided that the Corporation and the holders of the shares of the Series F Preferred Stock have agreed to the form of Series F Indenture (as hereinafter referred to), all, but not less than all, of the then outstanding shares of the Series F Preferred Stock may be exchanged on any dividend payment date at


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least two years subsequent to the original issuance of the Series F Preferred
Stock, subject to certain conditions stated in the immediately following sentence, for the Corporation's 7% Convertible Subordinated Exchange Debentures due ten years after the date of original issuance of the Series F Preferred Stock (the "Series F Debentures") to be issued pursuant to an indenture (the "Series F Indenture") in a form as agreed to by the Corporation and the holders of the shares of the Series F Preferred Stock, at an exchange rate of $100.00 principal amount of the Series F Debentures for each share of the Series F Preferred Stock. Such exchange may be made only if, at the time of exchange (i) there shall be no dividend arrearage (including the dividend payable on the date of exchange) on the shares of the Series F Preferred Stock, and (ii) no Event of Default (as defined in the Series F Indenture) under the Series F Indenture shall have occurred and be continuing. In the event that such exchange would result in the issuance of a Series F Debenture in a principal amount which is not an integral multiple of $1,000, the difference between such principal amount and the highest integral multiple of $1,000 (which may be zero) which is less than such principal amount shall be paid to the holder in cash.

          (b) NOTICE OF EXCHANGE. The Corporation will mail to each holder of record of shares of the Series F Preferred Stock written notice of its intention to exchange not less than 30 nor more than 60 days prior to the date fixed for the exchange (the "Series F Exchange Date"). Each such notice shall state: (i) the Series F Exchange Date, (ii) the place or places where certificates for such shares of the Series F Preferred Stock are to be surrendered for exchange into Series F Debentures, and (iii) that dividends on the shares of the Series F Preferred Stock to be exchanged will cease to accrue on such Series F Exchange Date. Prior to giving notice of intention to exchange, the Corporation shall execute and deliver to a bank or trust company selected by the Corporation, the Series F Indenture. Except as may be otherwise required by applicable law, the form of the Series F Indenture may not be amended or supplemented before the Series F Exchange Date without the affirmative vote or consent of the holders of two-thirds (2/3) of the outstanding shares of the Series F Preferred Stock, except for those changes which would not adversely affect the legal rights of the holders. The Corporation will cause the Series F Debentures to be authenticated on the dividend payment date on which the exchange is effective, and the Corporation will pay interest on the Series F Debentures at the rate and on the dates specified in such Series F Indenture from and after the Series F Exchange Date.

          (c) RIGHTS AFTER SERIES F EXCHANGE DATE. If notice has been mailed as aforesaid, from and after the Series F Exchange Date (unless default shall be made by the Corporation in issuing Series F Debentures in exchange for, or in making the final dividend payment on, the outstanding shares of the Series F Preferred Stock on the Series F Exchange Date), dividends on the


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

shares of the Series F Preferred Stock shall cease to accrue, and such shares shall no longer be deemed to be issued and outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Series F Debentures) shall cease and terminate. Upon surrender in accordance with said notice of the certificates for any shares of the Series F Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be exchanged by the Corporation into Series F Debentures as aforesaid. Dividends due on the quarterly dividend payment date on which the exchange is effected will be mailed to holders in the regular course.

          Section 8. RANKING. With regard to rights to receive dividends and distributions upon dissolution of the Corporation, the Series F Preferred Stock shall rank prior to Series D Junior Participating Preferred Stock of the Corporation and the Common Stock and on a parity with the Series E Preferred Stock.

          Section 9.     LIMITATIONS.   In addition to any other rights provided
by applicable law, so long as any shares of the Series F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds (2/3) of the outstanding shares of the Series F Preferred Stock, voting separately,

               (a) create, authorize or issue any class or series of capital stock ranking either as to payment of dividends or distribution of assets upon liquidation prior to the Series F Preferred Stock; or

               (b) change the preferences, rights or powers with respect to the Series F Preferred Stock so as to affect the Series F Preferred Stock adversely;

but (except as otherwise required by applicable law) nothing in this subpart IC contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized shares of the Common Stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and in liquidation, junior to or on a parity with the Series F Preferred Stock; PROVIDED, HOWEVER, that no such vote or written consent of the holders of the shares of the Series F Preferred Stock shall be required if, at or prior to the time when the issuance of any such shares ranking prior to the Series F Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all the then outstanding shares of the Series F Preferred Stock; and PROVIDED, FURTHER, that the provisions of this Section 9 shall not in any way limit the right and power of the Corporation to issue its currently authorized but unissued shares or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

          Section 10.    NO PREEMPTIVE RIGHTS.    No holder of shares of the
Series F Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.


                                       II.

                                  COMMON STOCK

          A. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

          B. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amount to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them respectively.

          C. In all elections for directors, each holder of Common Stock entitled to vote thereat shall be entitled to as many votes as shall equal the number of votes which such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for or for any two or more of them as such stockholder may see fit.


                                      III.

                                OTHER PROVISIONS

          A. Subject to the protective conditions and restrictions, if any, applicable to any outstanding class of Preferred Stock, any amendment to this Restated Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

          B. No holder of Preferred Stock or Common Stock shall have any right as such holder to purchase or subscribe for any security of the Corporation now or hereafter authorized or issued. All such securities may be issued and disposed of by the Board of Directors to such persons, firms, corporations and associations for such lawful considerations, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any part thereof, to the holders of Preferred Stock or Common Stock.

          ARTICLE FIFTH: Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article FIFTH.

          The By-Laws of this Corporation shall be subject to alteration, amendment or repeal, and new By-Laws adopted, (i) by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, at any regular or special meeting of the stockholders, or (ii) by the affirmative vote of not less than a majority of the members of the Board of Directors at any meeting of the Board of Directors at which there is a quorum present and voting.

          ARTICLE SIXTH:  The Corporation is to have perpetual existence.

          ARTICLE SEVENTH: Election of directors need not be by written ballot unless the By-Laws so provide.

          ARTICLE EIGHTH: In addition to any other votes which may be required pursuant to this Restated Certificate of Incorporation, the General Corporation Law of the State of Delaware or otherwise, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Voting Stock shall be required to authorize (a) any merger or consolidation of the Corporation with or into any other corporation or (b) the sale in a single transaction or series of related transactions by the Corporation or any Subsidiary to an individual or entity (other than the Corporation or any Subsidiary of the Corporation) of assets constituting all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole; PROVIDED that the foregoing shall not apply to any merger or consolidation described in clause (a) if the other party to the merger or consolidation is a Subsidiary of the Corporation. For purposes of this Article EIGHTH, "Subsidiary" is any corporation more than 50% of the voting securities of which are owned directly or indirectly by the Corporation.

          ARTICLE NINTH:  Section 1.    LIMITATION ON LIABILITY.  A director of
the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this
Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

               Section 2.     INDEMNIFICATION AND INSURANCE.
          (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that except as provided in Section 2(b) of this Article NINTH with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 shall be a contract right and shall include the right to be paid by the Corporation if the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this
Section 2 or otherwise.

          (b) If a claim under Section 2(a) of this Article NINTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this
Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

          (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

          (e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Section 2 with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

          ARTICLE TENTH: In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board of Directors may take into account the interests of creditors, customers, employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business.

          ARTICLE ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter provided herein or by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article.

                                   __________

          This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation at its meeting duly held on March 28, 1994 in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, as amended. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation, EXCEPT THAT
(i) certain provisions of the original Certificate of Incorporation have been omitted in accordance with Section 245 and (ii) certain definitions and headings have been conformed throughout this Restated Certificate of Incorporation.


          IN WITNESS WHEREOF, Stone Container Corporation has caused this Restated Certificate of Incorporation to be signed by its Executive Vice President - Chief Financial and Planning Officer and attested by its Secretary this 11th day of July, 1994.

                              STONE CONTAINER CORPORATION


                           By:/s/ Arnold F. Brookstone
                              _________________________________
                              Arnold F. Brookstone
                              Executive Vice President-
                              Chief Financial and
                              Planning Officer


Attest:

/s/ Leslie T. Lederer
__________________________
Leslie T. Lederer
Secretary

R3C94B11.URC